Exhibit 99.1

@coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	April 27, 2004
No. 875

Coherent, Inc. Second Quarter Results Include Improved Gross Margin and Higher Orders

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced financial results for its second fiscal quarter ended April 3, 2004, posting sales of $125.8 million and income from continuing operations of $2.9 million ($0.09 per diluted share).   Second quarter 2004 earnings include a gain of $0.2 million ($0.01 per diluted share) from discontinued operations, resulting in net income of $3.1 million ($0.10 per diluted share).

Orders received during the quarter ended April 3, 2004 grew substantially to $137.4 million, representing a 33% increase over the prior year quarter and an 8% increase to orders received in the immediately preceding quarter.  Backlog of $158.1 million at April 3, 2004 compared to a backlog of $146.6 million at December 27, 2003.

Sales and net income from continuing operations for the corresponding prior year quarter were $103.5 million and $1.9 million ($0.07 per diluted share), respectively.  In comparison, the immediately preceding quarter’s results were $108.0 million in sales and a net loss of $0.3 million ($0.01 per share).

John Ambroseo, Coherent’s President and Chief Executive Officer commented, “The improvement in gross margin from 38.4% in the first quarter to 41.0% in the second quarter, is encouraging as we continue to benefit from higher sales volumes and a favorable product mix.  Additionally, I’m especially pleased to report the rate of new orders continued to expand in the second fiscal quarter, given the strong bookings delivered in the first quarter.”

Year-to-date sales of $233.8 million and net income of $2.8 million ($0.09 per diluted share) compared to the prior year period sales of  $205.5 million and a net loss of $18.6 million ($0.64 per share).  Orders received for the six month period ended April 3, 2004 were $264.2 million, representing a 34% increase over orders received in the same period last year.

Electro-Optics segment sales of $103.9 million for the three months ended April 3, 2004 were 31% higher than sales during the comparable prior year period and 15% higher than the three months ended December 27, 2003.  Incoming orders of $109.1 million represent a 30% improvement over the second fiscal quarter of 2003, an increase of 2% from orders received in the immediately preceding quarter, and another all-time high for the segment.  Sales and incoming orders for the six months ended April 3, 2004 were $194.6 million and $215.8 million, 24% and 32% higher, respectively, than during the same period a year ago.

Lambda Physik segment sales of $21.9 million for the three months ended April 3, 2004 represent a decrease of 10% from the corresponding prior year period, and a 26% increase from the immediately preceding quarter.  Incoming orders of $28.3 million for the second quarter of fiscal 2004 were 47% higher than the second fiscal quarter of 2003, and represent a 40% improvement in orders from the immediately preceding first fiscal quarter of 2004.  Sales and incoming orders for the six months ended April 3, 2004 were $39.2 million and $48.4 million, respectively, and were 19% lower and 44% higher than the same period last year.

Ambroseo continued, “On May 5, 2004, the stockholders of Lambda Physik AG will approve the squeeze out resolution, and in accordance with  the German Stock Corporation Act we will take the steps necessary to acquire 100% ownership interest.  At that time we can fully integrate Lambda Physik into the Coherent organization and begin to realize the synergies from the combined organizations.”

Summarized statement of operations financial information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Six Months Ended
	Apr. 3, 2004 (A)	Dec. 27, 2003	Mar. 29, 2003	Apr. 3, 2004 (A)	Mar. 29, 2003

Net sales	$125,808	$107,951	$103,512	$233,759	$205,542
Cost of sales (B)	74,235	66,517	62,521	140,752	124,108
Gross profit	51,573	41,434	40,991	93,007	81,434
Operating expenses:
Research & development	15,538	14,921	12,261	30,459	23,933
Selling, general & administrative	29,132	25,958	25,923	55,090	49,587
Restructuring, impairment and other charges (C)	—	237	405	237	20,464
Goodwill impairment (D)	—	—	2,358	—	2,358
Intangibles amortization	1,770	1,929	947	3,699	1,782
Total operating expenses	46,440	43,045	41,894	89,485	98,124
Income (loss) from operations	5,133	(1,611)	(903)	3,522	(16,690)
Other income (expense), net (E) (F)	174	418	4,795	592	(4,974)
Income (loss) from continuing operations before income taxes and minority interest	5,307	(1,193)	3,892	4,114	(21,664)
Provision (benefit) for income taxes	2,567	(554)	2,033	2,013	(3,317)
Income (loss) from continuing operations before minority interest	2,740	(639)	1,859	2,101	(18,347)
Minority interest	145	333	68	478	(209)
Income (loss) from continuing operations	2,885	(306)	1,927	2,579	(18,556)
Income from discontinued operations	218	—	—	218	—
Net income (loss)	$3,103	$(306)	$1,927	$2,797	$(18,556)

Net income (loss) per diluted share:
Income (loss) from continuing operations	$0.09	$(0.01)	$0.07	$0.08	$(0.64)
Income from discontinued operations, net of income taxes	0.01	—	—	0.01	—
Net income (loss)	$0.10	$(0.01)	$0.07	$0.09	$(0.64)

Shares used in computation:
Basic	30,121	30,001	29,265	30,061	29,200
Diluted	30,551	30,001	29,503	30,442	29,200

(A)	The three months and six months ended April 3, 2004 represent a 14-week and 27-week period, respectively.

(B)

Cost of sales in the quarter ended March 29, 2003 included an additional inventory reserve requirement of $2,743 ($1,220 after-tax and net of minority interest ($0.04 per diluted share)) due to lower forecasted outlook in Lambda Physik’s lithography business.

(C)

The quarter ended December 28, 2002 includes a $13,378 ($8,288 after-tax ($0.28 per diluted share)) charge related to the termination of activities in the Telecom Actives Group, a $3,060 ($2,672 after-tax ($0.09 per diluted share)) charge related to our exit from the passive telecom market and a $3,723 ($2,306 after-tax ($0.08 per diluted share)) allowance against a note receivable.

(D)	Goodwill impairment charges in the quarter ended March 29, 2003 were $2,358 ($1,769 net of minority interest ($0.06 per diluted share)).

(E)	The quarter ended December 28, 2002 includes an impairment charge on the Lumenis shares held by Coherent of $10,212 ($10,212 after-tax ($0.35 per diluted share)).

(F)

The March 29, 2003 quarter end includes a $4,400 ($1,953 after-tax and net of minority interest ($0.07 per diluted share)) settlement fee related to the cancellation of a customer contract received by Lambda Physik.

Summarized balance sheet information is as follows (unaudited, in thousands):

	Apr. 3, 2004	Sept. 27, 2003 (A)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$141,578	$134,671
Restricted cash, cash equivalents and short-term investments (B)	15,282	15,284
Short-term equity investments	—	277
Accounts receivable, net	91,775	73,118
Inventories	106,353	100,147
Prepaid expenses and other assets	56,657	75,485
Total current assets	411,645	398,982
Property and equipment, net	167,443	146,399
Restricted cash, cash equivalents and short-term investments (B)	38,811	38,660
Other assets	121,125	125,324
Total assets	$739,024	$709,365

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$14,351	$14,140
Accounts payable	21,311	17,632
Other current liabilities	66,285	69,341
Total current liabilities	101,947	101,113
Long-term obligations	27,643	27,911
Other long-term liabilities	43,136	36,483
Total stockholders’ equity	566,298	543,858
Total liabilities and stockholders’ equity	$739,024	$709,365

(A)	Derived from audited financial statements for the year ended September 27, 2003.

(B)

Represents cash, cash equivalents and short-term investments at April 3, 2004 restricted under the Star Medical notes payable arrangement ($45,542), for the purchase of the remaining outstanding shares of Lambda Physik AG ($8,176) and other ($375).

Reconciliation of GAAP to Non-GAAP summarized statement of operations (unaudited, in thousands, after-tax and net of minority interest):

	Three Months Ended			Six Months Ended
	Apr. 3, 2004	Dec. 27, 2003	Mar. 2 2003	Apr. 3, 2004	Mar. 29 2003
GAAP net income (loss)	$3,103	$(306)	$1,927	$2,797	$(18,556)
Gain on contract settlements (1)	—	—	(1,953)	—	(1,953)
Goodwill impairment (2)	—	—	1,769	—	1,769
Restructuring, impairment and other charges	—	142	—	142	13,266
Write-down of Lumenis investment	—	—	—	—	10,212
Discontinued operations	(218)	—	—	(218)	—
Non-GAAP net income (loss)	$2,885	$(164)	$1,743	$2,721	$4,738

Non-GAAP net income (loss) per share	$0.09	$(0.01)	$0.06	$0.09	$0.16

(1)	Net of minority interest of ($1,015).
(2)	Net of minority interest of $589.

The Company’s conference call scheduled for 1:30 p.m. PDT today will include discussions relative to the current quarter results and some comments regarding forward looking guidance on future operating performance.

The statements in this press release that relate to future plans, events or performance, including statements such as the ability to realize synergies from the combined organizations are forward-looking statements.  Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated to currency adjustments, contract cancellations, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, and development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Company may provide non-GAAP financial measures (as defined by the SEC in Regulation G) in our earnings conference call and in any other company presentations during the quarter.  Non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial performance and its future prospects. Any non-GAAP financial measures are not intended to replace the Company’s GAAP results.  The Company’s intention is to include the most directly comparable GAAP financial measures and a reconciliation of the differences between each non-GAAP financial measure used and the most directly comparable GAAP financial measure.

Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8K, as applicable.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California  95056–0980 . Telephone (408) 764-4000